Exhibit 10.1

AMENDMENT TO DEALER MANAGER AGREEMENT

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

July 21, 2017

Bluerock Capital Markets, LLC

17900 Skypark Circle, Suite 260

Irvine, California 92614

RE:	Offering of shares of Series B Redeemable Preferred Stock (the “Series B Redeemable Preferred Stock”) of Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company”) and Warrants to purchase shares of Class A Common Stock of the Company (the “Warrants,” and together with the Series B Redeemable Preferred Stock, the “Units”); Amendment to Dealer Manager Agreement

Ladies and Gentlemen:

Reference is made to that certain Dealer Manager Agreement dated February 24, 2016 (the “DMA”) between the Company, Bluerock Residential Holdings, L.P., a Delaware limited partnership (the “Operating Partnership”) and Bluerock Capital Markets, LLC, a Massachusetts limited liability company (the “Dealer Manager”), regarding the offering and sale (“Offering”) by the Company of the Units pursuant to the Registration Statement and Prospectus (as each such term is defined in the DMA). Capitalized terms used but not defined in this letter amendment (this “Amendment”) shall have the meanings ascribed to them in the DMA.

In connection with the issuance by the Company of a Takedown Supplement which among other changes increases the size of the Offering from a maximum of 150,000 Units to a maximum of 225,000 Units (the “Takedown Supplement”), the parties desire to amend the DMA as set forth in this letter amendment (this “Amendment”).

Accordingly, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company, the Operating Partnership and Dealer Manager agree as follows:

1. The first sentence of the DMA is hereby deleted in its entirety, and is replaced with the following sentence:

“Bluerock Residential Growth REIT, Inc. a Maryland corporation (the “Company”), has proposed to offer for public sale (the “Offering”) a maximum of $225,000,000 of Units, consisting of 225,000 Shares of Series B Redeemable Preferred Stock, $0.01 par value per share (the “Series B Redeemable Preferred Stock”), and Warrants to purchase 4,500,000 Shares of Class A Common Stock (the “Warrants,” and together with the Series B Redeemable Preferred Stock, the “Units”).”

2, The following two sentences are hereby added at the end of Section 5.2(a) of the DMA:

“The Company agrees that if the Dealer Manager enters into a Participating Broker-Dealer Agreement providing for a maximum selling commission of less than 7.0% of the gross proceeds of the Units sold, then the offering price per Unit sold through any applicable Participating Broker-Dealer shall be reduced by an amount equal to the reduction in maximum selling commission to such Participating Broker-Dealer. For example, if the Dealer Manager and a Participating Broker-Dealer enter into a Participating Broker-Dealer Agreement providing for a maximum selling commission of 5.5% of the gross proceeds of the Units sold, then the per Unit offering price would be reduced by 1.5% from $1,000 to $985 per Unit.”

Except as set forth in this Amendment, the DMA shall remain unmodified and in full force and effect, and is hereby ratified, approved and affirmed by the Company, the Operating Partnership and the Dealer Manager.

This Amendment shall become effective as of the date the Takedown Supplement is filed with the Commission.

[Remainder of page intentionally left blank. Signature page follows.]

Very truly yours,

BLUEROCK RESIDENTIAL GROWTH REIT, INC.,

a Maryland corporation

By:	/s/ Michael L. Konig
Name:	Michael L. Konig
Its:	Chief Operating Officer and General Counsel

BLUEROCK RESIDENTIAL HOLDINGS, L.P.,

a Delaware limited partnership

By:	/s/ Michael L. Konig
Name:	Michael L. Konig
Its:	Chief Operating Officer and General Counsel

BLUEROCK CAPITAL MARKETS, LLC,

a Massachusetts limited liability company

By:	/s/ Paul Dunn
Name:	Paul Dunn
Its:	Executive Vice President

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